EXHIBIT 99.1

September 30, 2010

FOR IMMEDIATE RELEASE

MEXCO ENERGY CORPORATION ANNOUNCES ACQUISITION

MIDLAND, TEXAS, September 30, 2010 – On September 30, 2010, Mexco Energy Corporation (AMEX: MXC) (“Mexco or the “Company”) purchased all of the outstanding stock of a company which owns royalties producing primarily natural gas.  The cash purchase price of $478,000 was funded from the Company’s $5.0 million bank credit facility.  This purchase, effective October 1, 2010, represents an addition of royalties free of drilling, development and operating expenses.

These royalties cover over 200 properties located in 60 counties and parishes in Oklahoma, Texas, Louisiana, New Mexico, Mississippi and Alabama.

“It is rare to find such a good spread of oil and gas royalties which are producing and have potential for further expense free development,” said Nicholas C. Taylor, President and CEO of Mexco.

Mexco Energy Corporation, a Colorado corporation, is an independent oil and gas company located in Midland, Texas engaged in the acquisition, exploration and development of oil and gas properties.  For more information on Mexco Energy Corporation, go to www.mexcoenergy.com.

Safe Harbor Language on Forward Looking Statements:
This communication includes forward-looking statements.  We have based these forward-looking statements on our current expectations and assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. The forward-looking statements include statements about anticipated timing for development on the acquired properties.  Management's assumptions and the future performance are subject to a wide range of business risks and uncertainties, and there is no assurance that these projections can or will be met.  Actual events or results may differ materially from the forward-looking statements.  The actual results or developments anticipated may not be realized or, even if substantially realized, they may not have the expected consequences to or effects on our company or our business or operations.  Such statements are not guarantees of future performance and actual results or developments may differ materially from those projected in the forward-looking statements.  We undertake no obligation to update or revise any forward-looking statements. We refer you to the discussion of risk factors in Part I, Item 1A—“Risk Factors” of the Annual Report on Form 10-K filed by Mexco with the SEC on June 29, 2010.  All of the forward-looking statements made in this communication are qualified by these cautionary statements.

Mexco Contact:
Tammy L. McComic, Executive Vice President and Chief Financial Officer,
mexco@sbcglobal.net, (432) 682-1119